UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Marten Transport, Ltd.
(Name of Registrant as Specified In Its Charter)

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Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Marten Transport, Ltd. The meeting will be held on Thursday, May 4, 2006, at 4:00 p.m. local time, at The Plaza Hotel & Suites, 1202 West Clairemont Avenue, Eau Claire, Wisconsin.

We suggest you carefully read the enclosed Notice of Annual Meeting and Proxy Statement.

We hope you will attend the Annual Meeting. Whether or not you attend, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting.

Very truly yours,

Randolph L. Marten
Chairman of the Board, President and
Chief Executive Officer

March 31, 2006

MARTEN TRANSPORT, LTD.

129 Marten Street

Mondovi, Wisconsin 54755

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 4, 2006

TO THE STOCKHOLDERS OF MARTEN TRANSPORT, LTD.:

The Annual Meeting of Stockholders of Marten Transport, Ltd. will be held on Thursday, May 4, 2006, at 4:00 p.m. local time, at The Plaza Hotel & Suites, 1202 West Clairemont Avenue, Eau Claire, Wisconsin, for the following purposes:

1.             To elect five directors to serve for the next year or until their successors are elected and qualified.

2.             To consider and vote on a proposal to confirm the selection of KPMG LLP as our independent public accountants for 2006.

3.             To transact other business if properly brought before the Annual Meeting or any adjournment thereof.

Only stockholders of record as shown on the books of the Company at the close of business on March 13, 2006, will be entitled to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Thomas A. Letscher
Secretary

March 31, 2006

MARTEN TRANSPORT, LTD.

129 Marten Street

Mondovi, Wisconsin 54755

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2006

INTRODUCTION

The Annual Meeting of Stockholders of Marten Transport, Ltd. will be held on May 4, 2006, at 4:00 p.m. local time, at The Plaza Hotel and Suites, 1202 West Clairemont Avenue, Eau Claire, Wisconsin. See the Notice of Meeting for the purposes of the meeting.

A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. Postage is not required if mailed in the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our common stock, par value $.01 per share. Our directors, officers and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy material to the beneficial owners of our common stock.

Any proxy given in accordance with this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in the proxy. Any stockholder giving a proxy may revoke it at any time before its use at the Annual Meeting by giving written notice of revocation to our Secretary. The revocation notice may be given before the Annual Meeting, or a stockholder may appear at the Annual Meeting and give written notice of revocation before use of the proxy.

We expect to mail this Proxy Statement, the proxy card and Notice of Meeting to stockholders on or about March 31, 2006.

The terms “we,” “us,” “our,” or the “Company” or similar terms refer to Marten Transport, Ltd.

VOTING OF SHARES

Only holders of common stock of record at the close of business on March 13, 2006, will be entitled to vote at the Annual Meeting. On March 13, 2006, we had 21,734,335 shares of common stock outstanding. For each share of common stock that you own of record at the close of business on March 13, 2006, you are entitled to one vote on each matter voted on at the Annual Meeting. Holders of shares of common stock are not entitled to cumulative voting rights.

Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock on March 13, 2006 (10,867,168 shares) is required for a quorum to conduct business. In general, shares of common stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum. This is the case regardless of whether the proxy card reflects votes withheld from the election of director nominees or abstentions (or is left blank) or reflects a “broker non-vote” on a matter. A proxy card reflecting a broker non-vote is any that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter, because voting instructions have not been received and the broker has no discretionary authority to vote.

Assuming a quorum is present at the Annual Meeting, any business, except for the election of directors, that may properly come before the Annual Meeting requires the approval of a majority of the shares voting in person or by proxy on that proposal. With respect to the election of directors, the five director nominees receiving the greatest number of votes cast for the election of directors will be elected as directors. You may vote for or against a proposal, or may abstain from voting on a proposal. Shares voted as abstaining on a proposal will be treated as votes against the proposal. You may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Votes withheld from the election of director nominees, therefore, will be excluded entirely from the vote and will have no effect. Broker non-votes on a proposal will be treated as shares not entitled to vote on that proposal and, therefore, will not be counted as voted shares.

Shares of common stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders but lacking any voting instructions will be voted in favor of each of the proposals. The proxies named on the proxy cards will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.

ELECTION OF DIRECTORS

Proposal 1

Nomination

Our Bylaws provide that the Board shall have at least one member, or a different number of members as may be determined by the Board of Directors or the stockholders. The Nominating/Corporate Governance Committee has recommended to our Board of Directors that the five persons listed below be nominated for election at the Annual Meeting, and our Board has nominated the five persons listed below. If elected, the individuals will serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. All of the nominees are members of the present Board of Directors, and all were elected at last year’s Annual Meeting of Stockholders.

The Board recommends a vote FOR the election of each of the nominees listed below. The five nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast will be elected as directors. If, before the Annual Meeting, the Board learns that any nominee will be unable to serve because of death, incapacity or other unexpected occurrence, the proxies that would have been voted for the nominee will be voted for a substitute nominee recommended by the Nominating/Corporate Governance Committee and selected by the Board. The proxies may also, at the Board’s discretion, be voted for the remaining nominees. The Board believes that all nominees will be able to serve at the time of the Annual Meeting. No arrangements or understandings exist between any nominee and any other person under which such nominee was selected.

Information About Nominees

The following information has been furnished by the respective nominees for director.

Name of Nominee	Age	Principal Occupation	Director Since

Randolph L. Marten	53	Our Chairman of the Board, President and Chief Executive Officer	1980

Larry B. Hagness	56	President of Durand Builders Service, Inc., Durand, Wisconsin	1991

Thomas J. Winkel	63	Management Consultant	1994

Jerry M. Bauer	54	President of Bauer Built, Incorporated, Durand, Wisconsin	1997

Christine K. Marten	50	Flight Attendant with Northwest Airlines	1998

Other Information About Nominees

Randolph L. Marten has been a full-time employee of ours since 1974. Mr. Marten has been a Director since October 1980, our President since June 1986, our Chairman of the Board since August 1993 and our Chief Executive Officer since January 2005. Mr. Marten also served as our Chief Operating Officer from June 1986 until August 1998 and as a Vice President from October 1980 to June 1986.

Larry B. Hagness has been a Director since July 1991. Mr. Hagness has been the President of Durand Builders Service, Inc., a retail lumber/home center outlet and general contractor, since 1978. Mr. Hagness has been an officer and owner of Main Street Graphics, a commercial printing company, since 1985.

Thomas J. Winkel has been a Director since April 1994. Since January 1994, Mr. Winkel has been a management and financial consultant and private investor. From 1990 to 1994, Mr. Winkel was the majority owner, Chairman of the Board, Chief Executive Officer and President of Road Rescue, Inc., a manufacturer of emergency response vehicles. Mr. Winkel is a certified public accountant and, from 1977 to 1990, he was a partner in a national accounting firm. Mr. Winkel has also served as a director of Featherlite, Inc., a manufacturer of specialty trailers and luxury motorcoaches, since 1994.

Jerry M. Bauer has been a Director since January 1997. Mr. Bauer has been the President of Bauer Built, Incorporated since 1976. Bauer Built is a distributor of new and retreaded tires and related products and services throughout the Midwest, and a distributor of petroleum products in west central Wisconsin. Mr. Bauer has also served on the Boards of Directors of Security National Bank, Durand, Wisconsin, and Mason Shoe, Chippewa Falls, Wisconsin, since 1992 and 1999, respectively.

Christine K. Marten has been a Director since September 1998. Ms. Marten has been a flight attendant with Northwest Airlines since 1978. Ms. Marten and Randolph L. Marten are siblings.

Corporate Governance

Our Board of Directors adopted an Audit Committee Charter, a Compensation Committee Charter, a Nominating/Corporate Governance Committee Charter, Corporate Governance Standards, a Code of Ethics for Senior Financial Management and a Code of Ethics/Conduct that applies to all officers, directors, employees and independent contractors. In January 2005, our Board of Directors further updated and amended our Audit Committee Charter. We have posted all of these documents on our website at www.marten.com. The information contained in or connected to our website is not incorporated by reference into or considered a part of this proxy statement.

Corporate Governance Standards

Our Corporate Governance Standards provide guidelines which govern the qualifications and conduct of our Board. Our standards are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements applicable to companies whose securities are listed on the Nasdaq National Market. Our Corporate Governance Standards address, among other matters, the following:

•              regular meetings of our Board of Directors;

•              attendance by directors at annual meetings of stockholders;

•              conduct of Board meetings;

•              meetings of independent directors;

•              director access to executive officers and employees;

•              the composition, membership and selection of our Board of Directors;

•              the compensation and evaluation of performance of our Board of Directors and its committees;

•              the organization and basic function of Board committees;

•              the evaluation of the performance of our Chairman of the Board, President and Chief Executive Officer; and

•              stockholder communications with directors.

Code of Ethics for Senior Financial Management

Our Code of Ethics for Senior Financial Management applies to all of our executive officers, including our President and Chief Executive Officer and our Chief Financial Officer, along with our Controller and other employees performing similar functions who have been identified by the President and Chief Executive Officer, and meets the requirements of the Securities and Exchange Commission. We have posted our Code of Ethics for Senior Financial Management on our website at www.marten.com. We intend to disclose any amendments to and any waivers from a provision of our Code of Ethics for Senior Financial Management on our website within five business days following the amendment or waiver.

Code of Ethics/Conduct

Our Code of Ethics/Conduct applies to all officers, directors, non-driver employees, driver employees and independent contractors of the Company. The Code is intended to promote honest and ethical conduct and to provide guidance for the appropriate handling of various business situations. The Code addresses, among other matters, legal and regulatory compliance, insider trading, confidentiality, conflicts of interest, competition and fair dealing, financial reporting and record-keeping, protection and proper use of company assets, and the reporting of illegal or unethical behavior. Employees may anonymously report possible violations of the Code via a toll free telephone number. Waivers of the Code for officers and directors may be made only by our Board and will be promptly disclosed if and as required by law or Nasdaq listing requirements. We have posted our Code of Ethics/Conduct on our website at www.marten.com.

Board and Board Committees

We continue to monitor the rules and regulations of the Securities and Exchange Commission and Nasdaq to ensure that a majority of our Board remains composed of “independent” directors. Mr. Winkel, Mr. Hagness and Mr. Bauer are all “independent” directors, as defined by current Nasdaq listing standards. Our independent directors hold meetings, referred to as “executive sessions,” on a periodic basis and at least two times each year, at which only the independent directors are present. We have appointed Mr. Winkel as our lead independent director to preside at executive sessions of our independent directors, as well as perform other duties applicable to that position including, among other things, providing guidance to the Chair regarding agendas for Board and Committee meetings, advising the Chair as to the information to be provided the Board for its meetings, and acting as principal liaison between the independent directors and the Chair.

Our Board of Directors held four meetings during 2005, and each director attended all Board meetings, as well as all meetings of Committees of the Board on which they serve. The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Our Board of Directors adopted a policy that all directors are expected to attend our annual meetings of stockholders, and we generally schedule a meeting of the Board on the same day as our annual meeting of stockholders in order to facilitate attendance of all directors at the annual meeting. All directors attended last year’s annual meeting of stockholders.

Audit Committee

The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities for our accounting, auditing, operating and reporting practices. The committee oversees the financial reporting process, has the sole authority to appoint, compensate, retain and oversee the work of our independent registered public accounting firm, reviews and pre-approves all audit services and permissible non-audit services performed by our independent registered public accounting firm, establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, oversees the establishment and administration of a written code of ethics for our senior financial management, reviews and either approves or disapproves of all related party transactions and performs other related duties delegated to it by the Board. The responsibilities and functions of the Audit Committee are further described in the Audit Committee Report beginning on page 8 of the Proxy Statement. The Audit Committee currently consists of Mr. Winkel (Chair), Mr. Hagness and Mr. Bauer. All of the members of the Audit Committee are “independent” as defined by current Nasdaq listing standards and the rules of the Securities and Exchange Commission. In addition, our Board has determined that Mr. Winkel is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. During 2005, the Audit Committee met six times.

Compensation Committee

The Compensation Committee establishes the compensation philosophy and policy for our executive officers and other key employees, which includes reviewing and approving corporate goals and objectives relevant to their compensation, reviewing and evaluating their performance, monitoring the effectiveness of our benefit plans and, where appropriate, approving changes, reviewing and approving, or recommending to the full Board of Directors, executive incentive compensation plans and stock based plans, supervising and overseeing the administration of our incentive compensation and stock based programs and reviewing the compensation levels of independent directors from time to time. The committee also serves as the disinterested administrator of our 2005 Stock Incentive Plan. The responsibilities and functions of the Compensation Committee are further described in the Compensation Committee Report beginning on page 15 of the Proxy Statement. The Compensation Committee currently consists of Mr. Winkel (Chair), Mr. Hagness and Mr. Bauer. All of the members of the Compensation Committee are “independent” directors, as defined by current Nasdaq listing standards. During 2005, the Compensation Committee met four times.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board regarding the size and composition of the Board, considers and recruits candidates for director nominees based upon recommendations from current outside directors, members of management, outside consultants or search firms and stockholders, recommends on an annual basis a slate of director nominees for approval by the Board and the stockholders, reviews our committee structure and membership, reviews and advises the Board regarding our corporate governance standards, advises the Board on emerging corporate governance matters, develops and recommends to the Board for its approval an annual self-evaluation process of the Board and its committees and provides suitable programs for the orientation and continuing education of directors. The Nominating/Corporate Governance Committee currently consists of Mr. Hagness (Chair), Mr. Winkel and Mr. Bauer. All of the members of the Nominating/Corporate Governance Committee are “independent” directors, as defined by current Nasdaq listing standards. During 2005, the Nominating/Corporate Governance Committee met three times.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating/Corporate Governance Committee’s criteria reflects the requirements of the Nasdaq definitions with respect to independence and financial literacy and the following factors:  the needs of the Company with respect to the particular talents and experience of its directors; personal and professional integrity of the candidate; level of education and/or business experience; broad-based business acumen; the level of understanding of the Company’s business and the transportation industry; strategic thinking and a willingness to share ideas; and diversity of experiences, expertise and background. The Committee will use these criteria to evaluate potential nominees and will not evaluate proposed nominees differently depending upon who has made the recommendation.

The Nominating/Corporate Governance Committee will consider proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Nominating/Corporate Governance Committee has not adopted a formal process because it believes that its informal consideration process has been adequate because historically stockholders have not proposed any nominees. The Nominating/Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted.

Any stockholder who desires to recommend a nominee for director must submit a letter, addressed to the Chairman of the Nominating/Corporate Governance Committee, Marten Transport, Ltd., 129 Marten Street, Mondovi, Wisconsin 54755, and which is clearly identified as a “Director Nominee Recommendation.”  All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Stockholders who wish to make a recommendation for a nominee to be elected at our 2007 Annual Meeting must submit their recommendation by December 2, 2006 to assure time for meaningful consideration and evaluation of the nominees by the Nominating/Corporate Governance Committee.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of three directors and acts under a written charter adopted and approved by the Board of Directors. A copy of the Audit Committee Charter is included as an appendix to our annual Proxy Statement every third year (and was attached last year and therefore is not attached this year). All members of the Audit Committee meet the SEC and the Nasdaq Stock Market definitions of independence and financial literacy for audit committee members. The Audit Committee will periodically review the Audit Committee Charter in light of new developments and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect evolving best practices and changes in applicable laws and regulations.

Management is primarily responsible for the preparation, presentation and integrity of our Company’s consolidated financial statements, accounting and financial reporting processes, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, our Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s annual consolidated financial statements, management’s assessment that the Company maintained effective internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue their reports thereon. KPMG also reviews our Company’s interim consolidated financial statements in accordance with Statement on Auditing Standards No. 100 (Interim Financial Information). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements, including Management’s Discussion and Analysis, included in our Company’s Annual Report on Form 10-K and the results of KPMG’s review of our Company’s interim consolidated financial statements. These reviews included a discussion of:

•              critical accounting policies of our Company;

•              the reasonableness of significant financial reporting judgments made in connection with our consolidated financial statements, including the quality (and not just the acceptability) of our Company’s accounting principles;

•              the clarity and completeness of financial disclosures;

•              the effectiveness of the Company’s internal control over financial reporting, including management’s and KPMG’s reports thereon, the basis for the conclusions expressed in those reports and changes made to the Company’s internal control over financial reporting during 2005;

•              matters noted by KPMG during its audit of the Company’s financial statements and other material written communications between management and KPMG; and

•              the potential effects of regulatory and accounting initiatives on our Company’s consolidated financial statements.

In connection with its audit of our Company’s annual consolidated financial statements, the Audit Committee also discussed with KPMG other matters required to be discussed with the auditors under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and, with and without management present, reviewed and discussed the results of KPMG’s audit of our Company’s annual consolidated financial statements.

The Audit Committee also received from KPMG the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with KPMG its independence from management and Marten Transport, including a consideration of the compatibility of non-audit services with its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

THOMAS J. WINKEL (CHAIR)
LARRY B. HAGNESS
JERRY M. BAUER

Director Compensation

We do not pay fees to directors who are our full-time employees, nor do we reimburse them for out-of-pocket expenses of attending Board or committee meetings. We generally pay directors who are not our full-time employees a fee of $500 for each Board or committee meeting attended, and reimburse them for out-of-pocket expenses of attending meetings. In addition to per-meeting fees and expense reimbursements, we pay each independent director an annual retainer of $15,000. We also pay the chair of our Audit Committee, who is also our lead independent director, an additional annual retainer of $20,000, the chair of our Compensation Committee an additional annual retainer of $5,000, and the chair of our Nominating/Corporate Governance Committee an additional annual retainer of $2,500. No other director received any cash compensation for services as a director in 2005.

On March 1, 2006, our Compensation Committee approved a non-employee director option program similar to the program that was suspended in 2004. Under the new program, each non-employee director will receive an automatic grant of an option to purchase 2,500 shares of common stock annually upon re-election to the Board by the stockholders. These options will be issued at a per share exercise price equal to the fair market value of one share of common stock on the grant date and expire ten years from the grant date.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table gives information on the beneficial ownership of our common stock as of March 1, 2006, unless otherwise indicated. The information is given by (a) each stockholder who we know to beneficially own more than 5% of our outstanding common stock, (b) each director, (c) each named executive officer and (d) all of our directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Amount		Percent of Class

Randolph L. Marten 129 Marten Street Mondovi, WI 54755	5,131,657		23.6%
Christine K. Marten 831 Jefferson Street Mondovi, WI 54755	1,482,160	(2)	6.8%
FMR Corp. 82 Devonshire Street Boston, MA 02109	1,097,988	(3)	5.1%
Larry B. Hagness	88,242	(2)	*
Thomas J. Winkel	71,815	(2)	*
Jerry M. Bauer	12,657	(4)	*
Robert G. Smith	5,438	(4)	*
Darrell D. Rubel (6)	2,625		*
Timothy P. Nash	1,688	(4)	*
Donald J. Hinson	505		*
Franklin J. Foster (6)	0		*
All Directors and Executive Officers as a Group (9 persons)	6,794,162	(5)	30.9%

*              Less than 1% of the outstanding shares

(1)           Unless otherwise noted, the stockholders have sole voting and investment power for the shares shown. Shares not outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days, are treated as outstanding only when calculating the amount and percent owned by such person or group.

(2)           Includes shares that the stockholder may acquire under outstanding options: for Ms. Marten, 113,910 shares; for Mr. Hagness, 75,942 shares; and for Mr. Winkel, 69,285 shares.

(3)           On February 14, 2006, FMR Corp. reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2005, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., beneficially owned 1,097,988 shares as a result of acting as investment advisor to various investment companies.

(4)           Consists entirely of shares that such person may acquire under outstanding options.

(5)           Includes a total of 278,920 shares that directors and executive officers may acquire under outstanding options.

(6)           Mr. Rubel retired as our Executive Vice President, Chief Financial Officer and Treasurer effective as of January 1, 2006. Mr. Foster’s position of Vice President of Finance was eliminated effective as of February 9, 2006.

COMPENSATION AND OTHER BENEFITS

Summary of Cash and Certain Other Compensation

The following table shows cash and non-cash compensation for each of the last three years awarded to or earned by our President and Chief Executive Officer and our other five most highly compensated executive officers whose salaries and bonuses exceeded $100,000 in 2005. The executives named in this table are referred to in this proxy statement as our named executive officers.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	All Other Compensation (2)

Randolph L. Marten	2005	$386,731	$96,683	$12,223	$2,100
Chairman, President and	2004	350,000	225,000	690	3,250
Chief Executive Officer	2003	350,000	175,000	276	3,000

Darrell D. Rubel	2005	192,000	—	1,125	—
Former Executive Vice President,	2004	192,000	96,000	739	—
Chief Financial Officer and Treasurer	2003	175,333	103,793	562	25,350

Robert G. Smith	2005	200,036	50,009	2,201	3,001
Chief Operating Officer	2004	194,231	114,626	3,200	1,942
	2003	188,586	111,638	3,115	1,886

Timothy P. Nash	2005	200,036	50,009	1,472	3,001
Executive Vice President of Sales and	2004	194,231	114,626	1,241	1,942
Marketing	2003	188,586	111,638	276	1,886

Franklin J. Foster	2005	157,905	39,476	892	2,369
Former Vice President of Finance	2004	153,323	90,485	836	1,533
	2003	150,000	88,796	159	1,500

Donald J. Hinson	2005	157,905	39,476	1,737	2,369
Vice President of Operations	2004	153,323	90,485	2,529	1,533
	2003	150,000	88,796	1,833	1,500

(1)           Included in compensation for this column for Mr. Marten in 2005, Mr. Smith in each year, Mr. Nash in 2005 and 2004, Mr. Foster in 2005 and 2004 and for Mr. Hinson in each year, are reimbursed personal travel expenses, all of which for Mr. Marten was use of corporate aircraft accounted for consistent with company policy. Included in this column for Mr. Hinson in 2004 and 2003 are reimbursed educational expenses of $1,743 and $938, respectively. Included in this column for each executive in each year is compensation from our payment of life insurance premiums.

(2)           The compensation in this column for Mr. Rubel consists of annual deferrals of salary to a deferred compensation account plus interest on the deferred account balance. In May 2003, the total accrued balance of the deferred compensation account, including interest on the deferred amounts, was paid to Mr. Rubel. All other compensation in this column is our contribution under our 401(k) plan.

Agreements with Management

The position of Vice President of Finance of the Company, which was held by Franklin J. Foster, was eliminated on February 9, 2006. On March 6, 2006, Mr. Foster and the Company entered into a Severance Agreement and Release. Pursuant to the Severance Agreement, Mr. Foster received a one time severance payment of $126,153.75, job placement services assistance in an amount of $2,000 and an amount of $39,476 pursuant to our 2005 Incentive Plan. The Severance Agreement also contains a release and other covenants by Mr. Foster.

Option Grants and Exercises in 2005

No options were granted to named executive officers in 2005. The following table provides information for 2005 regarding our named executive officers’ options to purchase shares of our common stock.

Aggregated Option Exercises in 2005 and

December 31, 2005 Option Values

Name	Number of Shares Acquired on Exercise	Value Realized (3)	Number of Securities Underlying Unexercised Options at December 31, 2005 (1)		Value of Unexercised In-the-money Options at December 31, 2005 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Randolph L. Marten	—	$—	—	—	$—	$—
Darrell D. Rubel	—	—	—	—	—	—
Robert G. Smith	3,000	36,918	5,438	—	75,371	—
Timothy P. Nash	6,750	84,588	1,688	—	23,396	—
Franklin J. Foster	—	—	8,438	—	116,951	—
Donald J. Hinson	—	—	32,063	—	471,123	—

(1)           The exercise price may be paid in cash or, at the Compensation Committee’s option, in shares of our common stock valued at fair market value on the exercise date.

(2)           Based on the closing sale price on December 30, 2005 of $18.22.

(3)           Based on the fair market value of our common stock on the exercise dates.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2005:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	607,239	$5.36	2,850,000
Equity compensation plans not approved by security holders	—	—	—
Total	607,239	$5.36	2,850,000

Change in Control Arrangements

Our 2005 Stock Incentive Plan provides that in the event a change in control occurs, then, if approved by the Committee in its sole discretion either at the time of the grant of the incentive award or at any time after such grant, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms; all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and all outstanding performance unit awards and stock bonuses will vest or continue to vest in accordance with their agreement. In addition, the Committee in its sole discretion may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated), and that some or all participants holding performance unit awards will receive, with respect to some or all of the shares subject to the performance unit awards, cash in an amount equal to the fair market value of such shares immediately prior to the effective date of such change in control.

For purposes of the 2005 Stock Incentive Plan, a “Change in Control” generally occurs if:

•              all or substantially all of our assets are sold, leased, exchanged or transferred to any successor;

•              our stockholders approve any plan or proposal to liquidate or dissolve us;

•              we are a party to a merger or consolidation that results in our stockholders beneficially owning securities representing less than 50% of the combined voting power ordinarily having the right to vote at elections of directors of the surviving corporation (regardless of any approval by the continuity directors); or

•              any successor, other than the company, any trustee or other fiduciary holding securities under any employee benefit plan of the company or Randolph L.

Marten or Christine K. Marten or their affiliates, becomes the beneficial owner of more than 50% of our outstanding securities ordinarily having the right to vote at elections of directors.

Compensation Committee Interlocks and Insider Participation

During 2005, the Compensation Committee was comprised of Thomas J. Winkel, Larry B. Hagness, and Jerry M. Bauer, with Mr. Winkel serving as Chairman. None of the members of the Compensation Committee has ever been an officer or employee. During 2005, no executive officer of ours served as a member of the board of directors or compensation committee of any entity that had an executive officer serving as a member of our Board of Directors or Compensation Committee. See “Certain Transactions” for a description of transactions between us and Bauer Built, Incorporated, of which Mr. Bauer is the president and a stockholder, and between us and Durand Builders Service, Inc., of which Mr. Hagness is the president and owner.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for setting and administering policies and plans governing compensation of executive officers and recommends for approval to the Board of Directors the compensation to be paid to the Chairman, President and Chief Executive Officer and other executive officers and key employees. The Compensation Committee is composed of three directors, all of whom are independent, as defined by current Nasdaq listing standards. The Compensation Committee operates under a written charter approved by the Board of Directors.

During 2005, the Compensation Committee engaged an independent firm that specializes in compensation issues to assist in the review of our executive compensation program. This review confirmed our Compensation Committee’s belief that our compensation program is competitive with compensation programs for executives with similar experience for similarly sized companies.

Compensation Philosophy

Our overall compensation policy is designed to enable us to attract, motivate, retain and reward executive officers and other key employees who are likely to contribute to our long-term success. Our compensation policy is designed to achieve the following objectives:

•              provide a “team” approach where executive officers and key employees with differing functional responsibilities work together to achieve overall strategic objectives;

•              create a performance-based environment with variable compensation based upon achieving annual and long-term business results;

•              focus management on maximizing stockholder value through stock-based compensation aligned to stockholder returns;

•              provide compensation opportunities depending upon our performance relative to our competitors and changes in our performance over time; and

•              ensure that our compensation program is competitive in the industry.

Consistent with these objectives, our executive compensation program consists of the following components:

•              base salary compensation;

•              annual incentive compensation; and

•              stock-based compensation.

Base Salary

Base salaries for executive officers, including our Chairman, President and Chief Executive Officer, have historically been established at levels that are considered to be competitive with salaries for comparable positions with similar companies in our industry, as well as each executive’s experience, level of responsibility and performance. The comparable companies selected include publicly traded long-haul truckload carriers. Following these policies, we typically increase base salaries for executive officers modestly from year to year consistent with our general philosophy of favoring variable, performance-based compensation. In 2005, we increased the base salary of our Chairman, President and Chief Executive Officer from $350,000 to $400,000 in recognition of his performance and to align his compensation with competitive benchmarks. In 2005, we granted base salary increases of 3% to our other executive officers, other than our Chief Financial Officer who received no increase.

Incentive Compensation

Our 2005 incentive compensation program for executive officers provided for bonuses of up to 50% of annual base salary if we exceeded targeted earnings per share, or EPS. If our performance was no more than 1% above our targeted EPS, each officer would receive a bonus of 5% of annual base salary and if our performance was 110% or more of targeted EPS, each officer would receive a bonus of 50% of annual base salary. Bonuses are prorated for performance falling between these achievement percentages. While we missed our targeted EPS in 2005, the Compensation Committee approved bonuses to certain executive officers equal to 50% of their target bonus under the 2005 Incentive Compensation Plan in recognition of our significant improvement in EPS from 2004 to 2005. Accordingly, certain executive officers were paid bonuses equal to 25% of their 2005 base salaries. In addition, each executive officer had the opportunity to earn an additional discretionary bonus of up to 10% of annual base salary. No discretionary bonuses were awarded in 2005.

Stock Compensation

The third component of our executive compensation program consists of stock-based compensation. We award stock options to align the interests of our executive officers and key personnel with our stockholders and to increase our long-term value. Through deferred vesting, this component of our compensation program creates an incentive for individuals to remain with us. We generally grant an option to purchase shares of common stock to our director-level employees and our executive officers upon their promotion to those positions. In addition, from time to time we grant additional options to purchase shares of common stock to our executive officers and key personnel based primarily upon the individual’s actual and/or potential contribution and our financial performance. To date, all stock options have been granted at or above fair market value. Generally, these options vest over a period of several years. We did not grant any stock options to executive officers in 2005. In January 2006, the Compensation Committee recommended, and our Board of Directors approved, the granting of a non-statutory stock option under our 2005 Stock Incentive Plan to our Chief Financial Officer to purchase 50,000 shares of our common stock in connection with his appointment to that position. In March 2006, the Compensation Committee granted the Company’s five executive officers non-statutory stock options under our 2005 Stock Incentive Plan to purchase a total of 156,000 shares of our common stock. One half of the option shares become exercisable in equal installments of one-fifth on each of the first five anniversaries of the grant date, while the other half of the shares become exercisable upon achievement of certain performance criteria from 2006 through 2010.

Summary

The Compensation Committee believes that its approach to executive compensation will provide competitive base compensation, establish strong incentive to achieve our strategic objectives and align the executives’ interests with those of the stockholders.

COMPENSATION COMMITTEE

THOMAS J. WINKEL (CHAIR)
LARRY B. HAGNESS
JERRY M. BAUER

Comparative Stock Performance

The graph below compares the cumulative total stockholder return on our common stock with The Nasdaq Stock Market index and the SIC code 4213 (trucking, except local) line-of-business index for the last five years. Hemscott, Inc. prepared the line-of-business index. The graph assumes $100 is invested in our common stock, The Nasdaq Stock Market index and the line-of-business index on January 1, 2001, with reinvestment of dividends.

Comparison of 5-Year Cumulative Total Returns

Among Marten Transport, Ltd.,

Nasdaq Market Index and SIC Code Index

ASSUMES $100 INVESTED ON JAN. 01, 2001

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2005

CERTAIN TRANSACTIONS

We purchase fuel and obtain tires and related services from Bauer Built, Incorporated, or BBI. Jerry M. Bauer, one of our directors, is the president and a stockholder of BBI. We paid BBI $1.2 million in 2005, $924,000 in 2004 and $805,000 in 2003 for fuel and tire services. In addition, we paid $2.0 million in 2005, $1.4 million in 2004 and $2.3 million in 2003 to tire manufacturers for tires that we purchased from the tire manufacturers but were provided by BBI. BBI received commissions from the tire manufacturers related to these purchases. Other than any benefit received from his ownership interest, Mr. Bauer receives no compensation or other benefits from our business with BBI.

During 2005 and 2004, we paid Durand Builders Service, Inc. $142,000 and $493,000, respectively, for various construction projects. Larry B. Hagness, one of our directors, is the president and owner of Durand Builders Service, Inc. Other than any benefit received from his ownership interest, Mr. Hagness receives no compensation or other benefits from these transactions.

MW Logistics, LLC, or MWL, our 45% owned affiliate, is a third-party provider of logistics services to the transportation industry. In 2005, 2004, and 2003, we received $21.1 million, $22.6 million and $13.8 million, respectively, of our revenue from transportation services arranged by MWL. We have applied the provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” as revised, to our investment in MWL effective March 31, 2004. As a result, the accounts of MWL are included in our Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004, and in our Consolidated Statements of Operations beginning April 1, 2004. We accounted for our investment in MWL’s operating results using the equity method of accounting prior to April 1, 2004.

We believe that these transactions with related parties are on reasonable terms which, based upon market rates, are comparable to terms available from unaffiliated third parties.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Proposal 2

The Audit Committee of our Board has approved the engagement of KPMG LLP to audit our consolidated financial statements for the 2006 fiscal year. KPMG LLP has been our independent public accountants since 2002.

Although not required to do so, the Board of Directors wishes to submit the selection of KPMG LLP to the stockholders for confirmation. The Board recommends a vote FOR the confirmation of KPMG LLP as our independent public accountants for 2006. Unless a different choice is given, proxies received by the Board will be voted FOR the confirmation of KPMG LLP. If the selection of KPMG LLP is not confirmed, the Board of Directors will reconsider its selection.

We expect at least one representative of KPMG LLP to be present at the Annual Meeting. Such representative(s) will have the opportunity to make a statement at the meeting if they desire to do so. We also expect such representative(s) will be available to respond to appropriate questions.

FEES OF INDEPENDENT AUDITORS

The following table presents the aggregate fees billed or estimated to be billed for professional services rendered by KPMG LLP for the fiscal years ended December 31, 2005 and 2004. All services rendered by KPMG LLP were permissible under applicable laws and regulations, and all services provided in 2005 and 2004 were approved in advance by the Audit Committee in accordance with the rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002. Our Audit Committee has adopted policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved, and our Audit Committee is informed of each service actually rendered that was approved through its pre-approval process.

	Aggregate Amount Billed by KPMG LLP
Services Rendered	2005	2004
Audit Fees (1)	$290,000	$286,000
Audit-Related Fees (2)	7,500	29,000
Tax Fees (3)	7,500	—
All Other Fees	—	—

(1)           These fees consisted of the annual audit of our consolidated financial statements for the applicable year, including an audit of our internal control over financial reporting and the reviews of our consolidated financial statements included in our Form 10-Q’s for the first, second and third quarters of the applicable year.

(2)           These fees related to accounting and financial reporting services. Also included in 2004 were fees of $9,000 related to the audit of our 401(k) plan.

(3)           These fees related to corporate tax advisory services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to give us copies of all Section 16(a) reports they file. To our knowledge, our directors, executive officers and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Stockholder proposals intended to be presented in our proxy materials for the next Annual Meeting of Stockholders must be received by December 2, 2006, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our proxy statement must notify us by February 14, 2007. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next Annual Meeting will have discretionary authority to vote on the proposal.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the Board of Directors by sending correspondence, addressed to our Chief Financial Officer, Marten Transport, Ltd., 129 Marten Street, Mondovi, Wisconsin 54755, with an instruction to forward the communication to a particular director. Our Chief Financial Officer will receive the correspondence and forward it to any individual director or directors to whom the communication is directed.

OTHER BUSINESS

This Proxy Statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the Board for other business, if any, that may properly come before the Annual Meeting.

ANNUAL REPORT

A copy of our 2005 Annual Report on Form 10-K (excluding exhibits) has been sent with this Notice of Annual Meeting and Proxy Statement. The Annual Report on Form 10-K describes our financial condition as of December 31, 2005.

Randolph L. Marten
Chairman of the Board, President and
Chief Executive Officer

MARTEN TRANSPORT, LTD.
This Proxy is solicited by the Board of Directors

The undersigned hereby appoints RANDOLPH L. MARTEN and JAMES J. HINNENDAEL, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Marten Transport, Ltd. held of record by the undersigned on March 13, 2006, at the Annual Meeting of Stockholders to be held on May 4, 2006, and at any adjournments thereof.

(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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							Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees listed	WITHHOLD
		(except as marked to	all nominees
		the contrary)	listed below			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS:	☐	☐	2.	PROPOSAL TO CONFIRM THE SELECTION OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006:	☐	☐	☐
01 RANDOLPH L. MARTEN
	02 LARRY B. HAGNESS			3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON
	03 THOMAS J. WINKEL			SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
04 JERRY M. BAUER
	05 CHRISTINE K. MARTEN			This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all
	(INSTRUCTION: To withhold authority to vote for any individual			nominees named in Proposal 1 and “For” Proposal 2 above. Please sign exactly as name
	nominee, strike a line through the nominee’s name.)			appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature				Signature		Date

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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